Exhibit 99.1

RULES OF THE MHNS EMPLOYEE INCENTIVE PLAN

1.	NAME OF THE PLAN

The “MHNS Employee Incentive Plan” (hereinafter referred to as the “Plan”) has been established by Mobile-health Network Solutions, an exempted company incorporated in the Cayman Islands with limited liability with registration number 313720 (the “Company”).

2.	OBJECTIVES OF THE PLAN

2.1.	The Plan will give employees of the Company and/or any of its subsidiaries, including all directors of the Company and its subsidiaries, as well as advisors, consultants and directors engaged by the Company and/or any of its subsidiaries an opportunity to have a personal equity interest in the Company and will help to achieve the following objectives:

(a)	provide a wealth creation opportunity for the employees, advisors, consultants and directors in line with value creation for the Company;

(b)	drive retention of employees, advisors, consultants and directors for their continued association with the Company; and

(c)	motivate employees, advisors, consultants and directors by rewarding high performance.

2.2.	The Plan will align the interest of the Participants (as defined below) with that of the Company and provides for an incentive mechanism that rewards ownership and extraordinary contribution.

3.	ADMINISTRATION OF THE PLAN

3.1.	Implementation. The Plan has been approved at a meeting of the board of directors of the Company (the “Board”) on 23 February 2023 and by the unanimous written resolutions of the Board passed on 27 March 2023, and was subsequently amended by written resolutions of the Employee Incentive Plan Committee of the Company (the “Committee”) passed on 21 September 2023, 18 September 2024, 3 June 2025 and 6 February 2026.

3.2.	Administration. The Plan will be administered by the Committee in its sole and absolute discretion with such powers and duties as are conferred on it by the Board from time to time. Subject to the provisions of the Plan and compliance with the applicable laws, the Committee shall have the power, from time to time, to make and vary such regulations for the implementation and administration of this Plan and to make all determinations under the Plan as it in its absolute discretion deems fit, including but not limited to (i) any modification and/or alterations on the type of Awards to be granted, (ii) the size of the Plan and the classes of shares to be included in the Plan, (iii) determining which employees, directors, advisors, or consultants shall received an Award in the Plan, (iv) term of any Awards, (v) the date(s) on which an Award vests, (vi) the terms and conditions of an Award, (vii) the number of Options or Restricted Shares (as defined below) which may be granted under an Award, (viii) performance goals applicable to any Awards, and (ix) the waiver of any restrictions or performance goals in respect of an Award. Any matter pertaining or pursuant to this Plan and any dispute as to the interpretation of this Plan or any rule, regulation, procedure thereunder or as to any rights under this Plan, shall be determined by the Committee and such decision shall be final and binding.

3.3.	Directors’ Participation. Any director, employee or other person participating in this Plan who is a member of the Committee shall not be involved in the Committee’s deliberations in respect of any Awards (as defined below) granted to him.

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3.4.	Determination of the Committee to be final. Any decision or determination of the Committee made pursuant to any provision of the Plan (other than a matter to be certified by the auditors of the Company) shall be final, binding and conclusive (including for the avoidance of doubt, any decisions pertaining to disputes as to the interpretation of the Plan or any rule, regulation or procedure hereunder or as to any rights under the Plan). The Committee shall not be required to furnish any reasons for any decision or determination made by it.

3.5.	Duration of the Plan. The Plan may be terminated at any time by the Committee or, at the discretion of the Committee, by ordinary resolution of the Company, and if the Plan is so terminated, no further Awards shall be offered hereunder.

4.	ELIGIBILITY

4.1.	Eligibility. The Committee shall in its sole and absolute discretion determine if a person is eligible to participate in the Plan, taking into consideration, among other things, role, seniority, length of service, performance history and potential contribution to the Company and/or any of its subsidiaries, and such person shall at least be a confirmed employee of the Company and/or any of its subsidiaries, or an advisor, consultant or director of the Company and/or any of its subsidiaries, and who have attained the age of twenty-one (21) years (“Participant”).

4.2.	Grant Frequency. The Committee may at any time grant Awards to Participants, as the Committee may select based on the eligibility of the Participants under Rule 4.1 above, subject only to such restrictions as may be provided under any applicable law.

4.3.	Number of Awards. The number of Awards to be granted to a Participant in accordance with the Plan shall be determined at the absolute discretion of the Committee, which shall take into account such criteria as it considers fit, including (but not limited to) his rank, job performance, years of service and potential for future development, his contribution to the success and development of the Company, the past performance of the Participant and any other key performance indicators.

5.	SIZE OF PLAN

The aggregate number of Class A Shares of a nominal or par value of US$0.00016 each and Class B Shares of a nominal or par value of US$0.00016 each in the capital of the Company (together, the “Shares”) which may be issued each financial year pursuant to Awards granted under this Plan shall not exceed fifteen per cent. (15%) of the total issued Class A Shares and Class B Shares of a nominal or par value of US$0.00016 each in the capital of the Company (“Issued Shares”). Each Class A Share is entitled for one vote and each Class B Share is entitled for ten votes.

6.	GRANT OF AWARDS

6.1.	Grant of Awards. Under the Plan, the Company may grant Options (as defined below) or Restricted Shares (as defined below) (“Awards”). An Award may be granted at any time as may be determined by the Committee in its sole and absolute discretion and may be granted subject to such conditions as may be determined by the Committee in its absolute discretion.

6.2.	Letter of Offer. As soon as reasonably practicable after the grant of an Award, the Committee shall send to each Participant a letter of offer (“Letter of Offer”) which shall be in or substantially in the form set out in Schedule A-1, subject to such modifications as the Committee may determine from time to time.

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6.3.	Acceptance of an Award. The grant of an Award under this Rule 6 shall be accepted by the Participant within the date stipulated in the acceptance form, which shall be in or substantially in the form set out in Schedule A-2 (the “Acceptance Form”), subject to such modifications as the Committee may determine from time to time, by completing, signing and returning the Acceptance Form. If a grant of an Award is not accepted in the manner as provided in this Rule 6, such offer shall, upon the expiry of the date stipulated, automatically lapse and become null, void and of no effect.

6.4.	Awards are Personal. An Award shall be personal to the Participant to whom it is granted and, prior to the allotment and/or transfer to the Participant of the Shares to which the Award relates, shall not be transferred (other than to a Participant’s personal representative on the death of that Participant), charged, assigned, pledged or otherwise disposed of, in whole or in part, except with the prior approval of the Committee. If a Participant shall do, suffer or permit any such act or thing as a result of which he would or might be deprived of any rights under an Award without the prior approval of the Committee, that Award shall immediately lapse.

6.5.	Contravention of any Applicable Law. In the event that the grant of an Award results in a contravention of any applicable law, subsidiary legislation or other regulation, such grant shall be null, void and of no effect and the relevant Participant shall have no claim whatsoever against the Company.

6.6.	Lapsing of Awards. An Award shall, to the extent unexercised or unvested, immediately lapse and become null and void, without any claim whatsoever against the Company and the Participant shall have no further rights in respect thereof:

(a)	if a Participant ceases to be employed by the Company and/or any of its subsidiaries, or ceases to be engaged by the Company and/or any of its subsidiaries as an advisor, consultant or director (as the case may be);

(b)	upon the bankruptcy of the Participant or the happening of any event which results in his being deprived of the legal and beneficial ownership of such Option; or

(c)	in the event of misconduct or negligence on the part of the Participant, as determined by the Committee in its discretion,

(collectively, the “Lapsing Events”).

6.7.	Liquidity Event. In addition and notwithstanding any other Rule of this Plan, in the event a notice is given by the Company to its members to convene a general meeting for the purposes of considering and, if thought fit, approving a resolution to voluntarily wind-up the Company (“Liquidity Event”), the Company shall on the same date as or soon after it despatches such notice to each member of the Company give notice thereof to all Participants (“Liquidity Notice”) (together with a notice of the existence of the provision of this Rule 6.7) and thereupon, each Participant (or his personal representative) shall be entitled to exercise all or any of his Options at any time not later than two business days prior to the proposed general meeting of the Company by giving notice in writing to the Company, accompanied by a remittance for the full amount of the aggregate Exercise Price (as defined below) for the Shares in respect of which the notice is given whereupon the Company shall as soon as possible and in any event, no later than the business day immediately prior to the date of the proposed general meeting referred to above, allot the relevant Shares to the Participant credited as fully paid. Subject to the foregoing, upon an order being made or resolution passed for the winding up of the Company, all Options and Restricted Shares, to the extent unvested and unexercised, shall lapse and become null and void.

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6.8.	For the avoidance of doubt, Participants who are granted Awards and/or issued Shares pursuant to an Award shall not be parties to, nor shall they be entitled to any rights or benefits under any shareholders’ agreement or investment agreement entered into amongst the shareholders of the Company (as the case may be), except at the written request or with the written consent of the Committee (on behalf of the Company) and the shareholders of the Company (other than the Participants).

7.	TERMS AND CONDITIONS OF OPTIONS

7.1.	Grant of Options. Under the Plan, the Company may grant an option to subscribe for one or more Shares under the Plan (“Option”).

7.2.	Exercise Price. The exercise price payable for each Share in respect of which an Option is exercisable (the “Exercise Price”) shall be determined by the Committee from time to time, provided that in no event shall the Exercise Price per Share be less than the par value of such Share.

7.3.	Option Period. Options shall be exercisable only after vesting. Subject to the provisions of this Rule 7, the Options shall be exercisable in whole or in part, before the expiry of 10 years from the date of grant of the Option, or such other date as may be determined by the Committee (the “Option Period”).

7.4.	Acceleration of Options upon Occurrence of Certain Events. In the event of a change of control in the shares of the Company, such as a trade sale, a takeover, any acquisition of a majority shareholding interest in the Company by a third party or a compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the reconstruction of the Company or its amalgamation with another company or companies (“Acceleration Events”), the Awards granted to such Participants shall immediately vest and the Committee will, as soon as practicable and prior to the completion of such event, procure the allotment or transfer to each Participant of the relevant number of Shares.

7.5.	Notwithstanding any other Rule of the Plan, all Awards to the extent unvested and/or unexercised may be accelerated at the sole and absolute discretion of the Committee and upon such terms and conditions as it deems fit upon the occurrence of certain events.

7.6.	Expiry of Options. Subject to this Rule 7, upon the expiry of the relevant Option Period, the corresponding Options shall immediately become null and void. Upon such cancellation, all such Options such thereupon immediately lapse without any further claim against the Company and the Participants shall have no further rights in respect thereof.

7.7.	Exercise of Options. An Option may be exercised, in whole or in part, by a Participant giving notice in writing to the Company in or substantially in the form set out in Schedule B (“Exercise Notice”), subject to such modification as the Committee may from time to time determine, accompanied by:

(a)	a remittance for the full amount of the aggregate Exercise Price payable in respect of all the Shares to be subscribed for upon exercise of the Option to the bank account of the Company, details of which shall be notified to the Participant; and

(b)	any other documentation which the Committee may require in connection with an exercise of the Option, including evidence to verify the due execution of the Exercise Notice.

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7.8.	Delivery of Shares upon exercise of Options. Subject to the Companies Act of the Cayman Islands (as revised) (the “Companies Act”), the Company shall have the flexibility to deliver the Shares to the Participants upon the exercise of their Options by way of:

(a)	subject to applicable laws, the transfer of existing Shares, including any Shares acquired by the Company pursuant to a share buy back and/or held by the Company as treasury shares; and/or

(b)	an issue and allotment of new Shares.

7.9.	Shares Allotted. New Shares allotted and issued, and existing Shares procured by the Company for transfer, pursuant to the exercise of an Option shall:

(a)	be subject to all the provisions of the Articles of Association of the Company; and

(b)	rank in full for all entitlements, including dividends or other distributions declared or recommended in respect of the then existing Issued Shares in the capital of the Company, save for any dividends, rights, allotments or other distributions, the Record Date for which is on or after the relevant vesting date. For the purposes of this Rule, “Record Date” means the date fixed by the Company for the purposes of determining entitlements to dividends or other distributions to or rights of holders of the Shares.

7.10.	New Issue of Shares. An Option does not confer on a Participant any right to participate in any new issue of Shares.

8.	TERMS AND CONDITIONS OF RESTRICTED SHARES

8.1.	Restricted Shares. The terms and conditions of Share(s) awarded to a Participant that are subject to certain restrictions and may be subject to the risk of forfeiture are governed by this Rule 8 (“Restricted Shares”).

8.2.	Restrictions. At the time of grant, the Committee may, in its sole discretion, establish a period of time (a “Restricted Period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Shares. Each Award of Restricted Shares may be subject to a different Restricted Period and additional restrictions. Restricted Shares may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other applicable restrictions. The restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

8.3.	Forfeiture/Repurchase of Restricted Shares. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon the occurrence of a Lapsing Event, Restricted Shares that are at that time subject to restrictions shall be forfeited or repurchased in accordance with the Letter of Offer.

8.4.	Removal of Restrictions. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon the occurrence of an Acceleration Event or Liquidity Event after such Liquidity Notice has been given (together with a notice of the existence of the provision of this Rule 8.4), the Committee shall accelerate the time at which any restrictions shall lapse or be removed and after the restrictions have lapsed, the Participant shall be entitled to hold such shares free from all restrictions, and the Shares shall be freely transferable by the Participant, subject to applicable legal restrictions.

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8.5.	Notwithstanding any other Rule of the Plan, the Committee, in its absolute discretion, may accelerate the time at which any restrictions shall lapse or be removed.

8.6.	Delivery of Shares. Upon the expiration or termination of any Restricted Period and the satisfaction of any other terms and conditions prescribed by the Committee, the restrictions applicable to Restricted Shares shall lapse.

8.7.	Ranking of Shares. New Shares allotted and issued, and existing Shares procured by the Company for transfer, on the lapsing of the restrictions applicable to Restricted Shares shall:

(a)	be subject to all the provisions of the Articles of Association of the Company; and

(b)	rank in full for all entitlements, including dividends or other distributions declared or recommended in respect of the then existing Issued Shares in the capital of the Company, save for any dividends, rights, allotments or other distributions, the Record Date for which is on or after the relevant vesting date. For the purposes of this Rule, “Record Date” means the date fixed by the Company for the purposes of determining entitlements to dividends or other distributions to or rights of holders of the Shares.

9.	REPURCHASE OR FORFEITURE OF SHARES FROM PARTICIPANT IN THE EVENT OF CESSATION OF EMPLOYMENT OR ENGAGEMENT (AS THE CASE MAY BE)

In addition and notwithstanding any other Rule of this Plan, in the event that a Participant ceases to be employed or engaged (as the case may be) by the Company and/or any of its subsidiaries for any reason whatsoever, the Company shall, subject to applicable law, have the right (but not the obligation) to require the Participant to sell and/or procure his nominee(s) (if any) to sell to the Company, or such other party or parties as the Company may direct, all the Shares owned or held by the Participant and/or his nominee(s) (if any) which has been issued to him pursuant to the exercise of the Options or vesting of the Awards granted to him at the same Exercise Price which was paid by the Participant for such Shares (where applicable) or such price as may be specified in the Letter of Offer or by the Committee, and the Participant shall use his best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to effect the transfer of the Shares contemplated under this Rule 9.

10.	TERMS OF EMPLOYMENT AND/OR ENGAGEMENT UNAFFECTED

The terms of employment and/or engagement (as the case may be) of a Participant shall not be affected by his participation in the Plan, which shall neither form part of such terms nor entitle him to take into account such participation in calculating any compensation or damages on the termination of his employment and/or engagement (as the case may be) for any reason.

11.	TAXES

All taxes (including income tax) arising from the grant or exercise of any Award granted to any Participant under the Plan shall be borne by that Participant.

12.	DISCLAIMER OF LIABILITY

Notwithstanding any provisions herein contained and subject to the Companies Act, the Committee and the Company shall not under any circumstances be held liable to any Participant or any other person whomsoever for any costs, losses, expenses and damages whatsoever and howsoever arising in any event, in connection with the Plan or the administration thereof.

13.	DISPUTES

Any disputes or differences of any nature arising hereunder shall be referred to the Committee and its decision shall be final and binding in all respects.

14.	GOVERNING LAW

The Plan shall be governed by, and construed in accordance with, the laws of the Republic of Singapore. The Participants, by accepting Awards in accordance with the Plan, and the Company submit to the exclusive jurisdiction of the courts of the Republic of Singapore.

15.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 2001

No person other than the Company or a Participant shall have any right to enforce any provision of the Plan or any Award by virtue of the Contracts (Rights of Third Parties) Act 2001 of Singapore.

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SCHEDULE A-1

MHNS EMPLOYEE INCENTIVE PLAN

Letter of Offer

Serial No.:

Date:

To:	[Name]
[Designation]
[Address]

Private and Confidential

Dear Sir/Madam,

1.	We have the pleasure of informing you that, pursuant to the MHNS Employee Incentive Plan (the “Plan”), you have been nominated to participate in the Plan by the Employee Incentive Plan Committee (the “Committee”) appointed by the Board of Directors of Mobile-health Network Solutions (the “Company”) to administer the Plan. Terms as defined in the Plan shall have the same meaning when used in this letter.

2.	Accordingly, an offer is hereby made to grant you [an option (the “Option”), to subscribe for and be allotted Shares] / [Restricted Shares] (the “Award”), as stipulated in the enclosed Acceptance Form in Annex A.

3.	The Award is personal to you and shall not be transferred, charged, pledged, assigned or otherwise disposed of by you, in whole or in part, except with the prior approval of the Committee.

4.	The Award shall be subject to the terms of the Plan, a copy of which is available for inspection at the business address of the Company.

5.	If you wish to accept the offer of the Award on the terms of this letter, please sign and return the enclosed Offer Terms and Acceptance Form with a sum of US$______________not later than 5.00 p.m. on______________, failing which this offer will lapse.

6.	[The Option granted to you as stipulated in the enclosed Acceptance Form in Annex A shall vest and be exercisable upon the [one year] anniversary of your employment with the Company.] / [The Restricted Shares granted to you as stipulated in the enclosed Acceptance Form in Annex A shall be subject to a Restricted Period of [one year] from the date of your employment with the Company.]

Yours faithfully,

Name of Director:

For and on behalf of

Mobile-health Network Solutions

Enc.

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SCHEDULE A-2

MHNS EMPLOYEE INCENTIVE PLAN

Annex A to Letter of Offer

Offer Terms and Acceptance Form

To:	Mobile-health Network Solutions
c/o 2 Venture Drive, #07-06/07
Vision Exchange, Singapore 608526
Attention: The Board of Directors

Closing Date for Acceptance of Offer	:

Number of [Restricted] Shares Offered	:

Number of [Restricted] Shares Accepted	:

Date of Grant of Award	:

1.	I have read your Letter of Offer dated __________ (“Letter of Offer”) and agree to be bound by the terms of the Letter of Offer and the Plan referred to therein. Terms defined in your Letter of Offer shall have the same meanings when used in this Acceptance Form.

2.	I hereby accept the [option to subscribe for such number Shares (“Option”)] / [offer to subscribe for such number of Restricted Shares] as stated above. [I understand that I am not obliged to exercise the Option.] I confirm that my acceptance of the Award will not result in the contravention of any applicable law or regulation in relation to the ownership of shares in the Company or options to subscribe for such shares.

3.	I agree to keep all information pertaining to the grant of the Award to me confidential. I further acknowledge that you have not made any representation to induce me to accept the offer and that the terms of the Letter of Offer and this Acceptance Form constitute the entire agreement between us relating to the offer.

Please print in block letters

Name in full	:

Designation	:

Address	:

Nationality	:

NRIC / Passport No.	:

Signature	:

Date	:

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SCHEDULE B

MHNS EMPLOYEE INCENTIVE PLAN

Exercise of Option to Subscribe

To:	Mobile-health Network Solutions
c/o 2 Venture Drive, #07-06/07
Vision Exchange, Singapore
608526
Attention: The Board of Directors

Private and Confidential

Total number of Shares offered and accepted under an Option granted on_________________(Date of Grant)	:

Existing Number of Shares	:

Number of Options to be exercised / Number of Shares now to be subscribed	:

Outstanding balance of Shares to be allotted and issued under the Option	:

Exercise Price payable per Share

1.	Pursuant to your Letter of Offer dated (“Letter of Offer”) and my acceptance thereof, I hereby exercise the Option to subscribe for_______________Shares in Mobile-health Network Solutions (the “Company”) at US$____________per Share. Terms defined in your Letter of Offer shall have the same meanings when used in this Exercise Notice.

2.	I agree to subscribe for the said Shares subject to the terms of the Letter of Offer, the MHNS Employee Incentive Plan and the Articles of Association of the Company.

3.	I have [remitted / delivered a cheque for / bank draft for / cashier’s order for]* the sum of US$________________________being the aggregate consideration for the total amount of Shares that I am subscribing for, at a price of US$________________per Share [plus the amount of any applicable withholding obligations in connection with this exercise].

4.	I declare that I am subscribing for the said Shares for myself and not as a nominee for any other person.

Please print in block letters

Name in full	:

Designation	:

Address	:

Nationality	:

NRIC / Passport No.	:

Signature	:

Date	:

* Please delete as appropriate